UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 12, 2005

Alliance Pharmaceutical Corp.
(Exact name of registrant as specified in its charter)

New York	0-12950	14-1644018
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4660 La Jolla Village Drive, Suite 825	92122
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (858) 410-5200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

        On January 12, 2005, the Board of Directors of the registrant amended the Company’s 2001 Stock Option Plan (the “Plan”) in accordance with Section 16 of the Plan to omit a restriction on the number of shares that may be subject to options granted to any one individual in a calendar year. The Plan, as amended, contains no such restriction. The purpose of the amendment was to enable the Company to recruit and retain quality management candidates. A copy of the Plan, as amended to date, is attached hereto as Exhibit 99.1.

        On January 12, 2005, the Board of Directors, with Duane J. Roth abstaining, granted an option under the Plan to the registrant’s chief executive officer, Duane J. Roth, to purchase an aggregate of 1,000,000 shares of the Company’s common stock at an exercise price equal to the fair market value of the common stock on the date of grant (the “Roth Option”). In addition, on January 12, 2005, the Board of Directors granted to each member of the Board of Directors an option to purchase 50,000 shares of the Company’s common stock at an exercise price equal to the fair market value of the common stock on the date of grant (the “Director Options,” and together with the Roth Option, the “Options”). The shares subject to the Options are subject to a performance-based vesting schedule as follows: (i) fifty percent (50%) of the shares vest and become exercisable on the date the registrant enters into a definitive binding agreement with a third party that terminates the cash covenant set forth in Section 4.12(l) of that certain Senior Convertible Promissory Note Purchase Agreement dated September 21, 2004 by and among the registrant and certain investors, (ii) twenty-five percent (25%) of the shares vest and become exercisable on the date that the registrant enters into a definitive binding agreement with any additional third party for the purpose of developing and marketing any of the registrant’s product candidates, including, without limitation, Oxygent, and (iii) twenty-five percent (25%) vest and become exercisable on the date that clinical trials of Oxygent are initiated in any jurisdiction worldwide.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

Exhibit No.	Exhibit
99.1	2001 Stock Option Plan, as amended to date.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIANCE PHARMACEUTICAL CORP.
Date: January 14, 2005	/s/ Duane Roth
Duane J. Roth, Chief Executive Officer

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